SECURITIES AND EXCHANGE COMMISSION
			 Washington, D. C.  20549

			       SCHEDULE 13D

		 Under the Securities Exchange Act of 1934
			  (Amendment No.__)*


		    Digital Technologies Media Group, Inc.
			     (Name of Issuer)

		    Common Stock
		      (Title of Class of Securities)

		    25387V 10 1
		    (CUSIP Number)


               The Arkad Group, L.L.C., PA Info. Office    814/255-6005
	       247 Shekomeko Blvd., Johnstown, PA 15905
	       (Name, Address and Telephone Number
	       of Person Authorized to Receive
			Notices and Communications)

			     July 30, 1996
	      (Date of Event which Requires Filing of this Statement)

If  the  filing  person has previously filed a statement on  Schedule  l3G  to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box .

Check the following box if a fee is being paid with this statement . (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of less than five percent of such class. See Rule 13d-7.)

Note:   Six  copies  of  this statement, including  all  exhibits,  should  be filed with the Commission. See Rule l3d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

			   SCHEDULE 13D

 CUSIP No.  25387V 10 1
___________________________________________________________________________
(1) Names of Reporting Persons (S.S. or I.R.S. Identification No. of Above Person):

	   The Arkad Group, L.L.C.                  86-0754345
___________________________________________________________________________
(2)   Check  the  Appropriate  Box  if  a  Member  of  a  Group  (See
      Instructions):                                     (a) [ ]
						    N/A  (b) [ ]
___________________________________________________________________________
(3)   SEC Use Only

___________________________________________________________________________
(4)   Source of Funds (See Instructions):           OO

__________________________________________________________________________
(5)   Check Box if Disclosure of Legal Proceedings is Required Pursuant
      to Items 2(d) or 2(e):                                   [ ]
						    N/A
__________________________________________________________________________
(6)   Citizenship or Place of Organization:         USA

__________________________________________________________________________
Number of Shares        (7)   Sole Voting Power:                 1,080,000
Beneficially Owned      (8)   Shared Voting Power:                  N/A
by Each Reporting       (9)   Sole Dispositive Power:            1,080,000
Person With:           (10)  Shared Dispositive Power:              N/A
___________________________________________________________________________
(11)  Aggregate  Amount Beneficially Owned by Each Reporting Person:
					 1,080,000
___________________________________________________________________________
(12)  Check if the Aggregate Amount in Row (11) Excludes
      Certain Shares (See Instructions): N/A
___________________________________________________________________________
(13)  Percent  of Class Represented by Amount in Row  (11):  20%
___________________________________________________________________________
(14)  Type  of  Reporting  Person (See Instructions):        OO
___________________________________________________________________________

				 Signature

	 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   November 11, 1996



			      /s/ David A. Kekich
			      --------------------
				  David A. Kekich
				  Secretary